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                                                                   EXHIBIT 10.20

                         MANAGEMENT SERVICES AGREEMENT

         This MANAGEMENT SERVICES AGREEMENT (this "Agreement") is made and entered into as of this __ day of ________, 1998, by and between NEW CENTURY HEALTH QUALITY ALLIANCE, INC., a Kansas nonprofit corporation ("IPA"), and KANSAS CITY PHYSICIAN MANAGEMENT, L.L.C., a Tennessee limited liability company ("Manager").

                                   WITNESSETH

         WHEREAS, IPA is an independent practice association of physicians and physician practice groups organized to engage in managed care contracting with insurance companies, health maintenance organizations, employer self-funded plans, health plans, and other managed care organizations; and

         WHEREAS, IPA desires to retain the services of Manager in connection with selected business and administrative functions of its physician network, including but not limited to, negotiating with managed care organizations with respect to the delivery of health care services to the subscribers or beneficiaries of health care plans, so as to permit physicians participating in its network to devote their efforts on a concentrated and continuous basis to the rendering of Medical Services to patients.

         NOW THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby forever acknowledged and confessed. IPA agrees to purchase the business management services of Manager and to appoint Manager as its agent to negotiate with managed care organizations on its behalf as described herein, and Manager agrees to provide such services and accepts its appointment as agent on the terms and conditions provided in this Agreement.


                                   ARTICLE I
                                  DEFINITIONS

         As used in this Agreement, each of the following terms shall have the meaning set forth below:

         "AFFILIATE" shall mean (i) any officer, director or partner of North American Medical Management -- Kansas City, Inc. ("NAMM"); (ii) any person, corporation, partnership, trust or other entity controlling, controlled by or under common control of NAMM, or any person described in (i) above; (iii) any officer, director, shareholder or general partner of any person described in
(ii) above; and (iv) any person who is a member, other than as a limited partner, with any person described in (i) and (ii) above in a relationship of joint venture, general partnership or similar form of unincorporated business association; provided, however, that an unaffiliated partner in a


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partnership or joint venture with (a) the Partnership or (b) an affiliate of
NAMM shall not by virtue of such relationship be deemed an Affiliate of Manager. For purposes of this definition, the term "control" shall also mean the control or ownership of 10% or more of the outstanding voting securities of the entity referred to.

         "BENEFICIARY" shall mean any eligible individual who is covered under a Benefit Agreement offered by a Payor and entitled to receive the Covered Services pursuant to such Benefit Agreement.

         "BENEFIT AGREEMENT" shall mean the contract that establishes a Payor's obligation to the Beneficiary for the payment of medical, hospital or other health care benefits.

         "COVERED SERVICES" shall mean those Medical Services enumerated in Payor Contracts which Participating Physicians are obligated to provide to Beneficiaries.

         "INSTITUTIONAL FUND" shall mean that account which is established by IPA for (i) the collection of all contract revenues or earnings attributable to Institutional Services and the disbursement of all costs and expenses in connection with the provision of Institutional Services, and (ii) the maintenance of appropriate Reserves related to the provision of Institutional Services.

         "INSTITUTIONAL SERVICES" shall mean all services which are not Professional Services, including, without limitation, accommodations and use of facility; nursing, technician and related services; pharmacy services; drugs biologicals, supplies, appliances and equipment; diagnostic or therapeutic items or services; administrative services and housekeeping; durable medical equipment and home health services. Those services which constitute Institutional Services may be specifically set forth in a contract between IPA and a payer, in which case the provisions of such contract shall control and supersede the definition of Institutional Services contained herein.

         "IPA EXPENSES" shall mean all reasonable expenses of IPA which are not covered by this Agreement, including but not limited to, (i) expenses for director and officer liability insurance, professional liability insurance, reinsurance premiums and other insurance, (ii) travel and education expenses incurred by IPA members on matters related to the management or administration of the IPA, (iii) marketing and advertising expenses over and above budgeted amounts, (iv) officer stipends, including fees paid to medical directors and other medical consultants, (v) director stipends for meeting attendance, (vi) optional programs and specialized services focused on physician offices, including non routine software enhancements, and (vii) legal, auditing and financial review and other professional fees of IPA related to IPA's review of Manager's books and records.

         "IPA SURPLUS" shall mean for any period, the positive balance in the Professional Fund for the period, if any, plus the positive balance in the Institutional Fund for the period, if any, plus any other revenues of IPA, the pre-tax income of IPA, which shall be calculated as the revenues of the IPA from all sources minus the expenses of operating the business of the IPA, which expenses shall include all Medical Expenses, the IPA Expenses, and the Manager service fee described in Section 7.2(a).


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         "MANAGER EXPENSES" shall mean all reasonable expenses which are incurred by Manager or its agents in connection with the performance of its duties under this Agreement, including but not limited to, (i) Executive Director salary and fees, (ii) salaries, benefits and other direct costs of Manager employees, (iii) obligations of Manager under leases or subleases entered into in connection with the performance of services hereunder, (iv) federal and state income, personal property and intangible taxes assessed against Manager, (v) general liability and insurance expenses of Manager (vi) costs of routine computer hardware and software licenses currently used by Manager in performing its services as well as routine enhancements and upgrades, and (vii) other expenses incurred by Manager in carrying out its obligations under this Agreement.

         "MEDICAL SERVICES" shall mean general medical, specialty and other health care services provided by Participating Physicians and other professional personnel, including, without limitation, employees and independent contracts, pursuant to contracts between IPA and Payors.

         "OUTCOMES MEASUREMENT PROGRAM" shall mean either the outcomes measurement a program developed, established and administered by IPA or its agents for outcomes measurement activities, or a similar program developed, established and administered by a Payor.

         "PARTICIPATING PHYSICIANS" shall mean the physicians licensed to practice medicine in the States of Kansas and/or Missouri who have entered into a Participation Agreement with IPA.

         "PARTICIPATION AGREEMENTS" shall mean the Participation Agreements by and between IPA and its Participating Physicians or other Providers pursuant to which the Participating Physicians or Providers agree to provide Covered Services to Beneficiaries under Payor Contracts entered into by IPA.

         "PAYOR" shall mean any entity having a current valid Payor Contract with IPA and which pays, indemnifies or makes payments on behalf of Beneficiaries for medical and hospital costs. This definition includes but is not limited to, insurance companies, health maintenance organizations, managed care organizations, preferred provider organizations, Medicare and Medicaid, third party administrators, a partially or fully self-insured employer, a multiple employer trust or an employee welfare benefit plan and the clients of any of the preceding entities.

         "PAYOR CONTRACT" shall mean an agreement between IPA and a Payor pursuant to which IPA agrees on behalf of the Participating Physicians that its Participating Physicians will render Covered Services to Beneficiaries through the Participating Physicians at amounts determined and established in such agreement. Unless the IPA and Manager mutually agree on a method by which Manager shall administer and be compensated for non-capitated Payor Contracts, Payor Contracts as used in this Agreement shall include only those agreements for which payment is made to the IPA on a capitation basis in which capitation is made to IPA for a broad range of Medical Services.


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         "PROFESSIONAL FUND" shall mean that account which is established by IPA for (i) the collection of all contract revenues and earnings attributable to Professional Services and the disbursement of all costs and expenses in connection with the provision of Professional Services, including, without limitation, payments to physicians under any Participation Agreement, and (ii) the maintenance of appropriate Reserves related to the provision of Professional Services.

         "PROFESSIONAL SERVICES" shall mean those professional services which are provided by a licensed physician rendered directly to the patient, including diagnosis, therapy, surgery and consultation. Those services that constitute Professional Services may be specifically set forth in a contract between IPA and a Payer, in which case the provisions of such contract shall control and supersede the definition of Professional Services contained herein.

         "PROVIDER" shall mean any physician, group medical practice, hospital or other health care provider which is a participating provider of a Payor with which IPA contracts.

         "RESERVES" shall mean, with respect to any period, the amount of funds set aside for, or amounts allocated during such period for the purpose of funding reserves for actual or contingent liabilities (including reserves for claims reported and claims incurred but not reported), or other costs or expenses incident to the payment for or provision of Professional Services or Institutional Services under Payer Contracts or otherwise deemed by the IPA governing board, with the approval of Manager, necessary to meet the current or anticipated future needs of the IPA.

         "SERVICE AREA" shall mean Johnson and Wyandotte counties in the State of Kansas.

         "UTILIZATION MANAGEMENT PROGRAM" shall mean (i) the utilization management program developed, established and administered by IPA or its agents for the determination of the medical necessity of Medical Services provided to Beneficiaries, (ii) a utilization management program developed by a Payor and administered by IPA, or (iii) a utilization management program developed, established and administered by a Payor.

                                   ARTICLE II
                                    GENERAL

         2.1 RETENTION OF MANAGER. IPA hereby retains Manager for the purpose of rendering all business management and support services specified in
Article III hereof and for the purpose of facilitating the negotiation and execution of contracts with Payors on behalf of IPA in accordance with the provisions of Article IV hereof, and Manager accepts such retention, subject at all times to the provisions of this Agreement.

         2.2 ENGAGEMENT TERMS. IPA retains Manager as its sole and exclusive management services provider. IPA acknowledges that Manager will provide its services hereunder directly or may assign any and all of its obligations hereunder to other third party assignees or subcontractors as agreed upon by IPA and Manager, such consent by IPA not to be unreasonably withheld. In the event Manager desires to assign any or all of its obligations hereunder to another PhyCor, Inc. affiliate, IPA acknowledges that its consent will not be required. Manager shall provide such


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management services and/or health care contract negotiation or agency services to IPA and its Participating Physicians as IPA may reasonably request. Manager is expressly authorized to provide such services in any reasonable manner Manager deems appropriate to meet the day-to-day requirements of the business functions of IPA and IPA's provision of Covered Services to Beneficiaries. To the extent it deems appropriate, Manager may perform such business office services for IPA at locations of Manager's choosing. Manager and its assignees may also provide management services to group medical practices and health care providers or to other managed care organizations with the prior consent of IPA, which shall not be unreasonably withheld and which shall be provided or denied in writing by IPA within thirty (30) days of receipt of such request by Manager. IPA acknowledges that Manager and its assignees may provide management services to IPA and to such other groups or entities through common management information systems, employees and other resources. IPA acknowledges that Manager may acquire and manage medical group practices in the Service Area.

         2.3 NEW SERVICES/LOCATIONS. Manager, at its option, shall have the exclusive right to provide additional or new business management and other services necessary to support IPA; provided that IPA determines that it needs or desires such other services. Should Manager decline to provide the new or additional services, IPA may perform or purchase such services from others at its own expense.

         2.4 MEETINGS. IPA shall notify Manager in writing and shall provide Manager or its assignees the opportunity to be present and heard at all meetings of the IPA governing body or meetings of the IPA's senior officers except those meetings or portions of meetings concerning Manager. Without the written consent of Manager or its assignee, IPA shall not conduct meetings with payors.

                                  ARTICLE III

                                    SERVICES

         3.1 PERFORMANCE OF MANAGEMENT FUNCTIONS. Manager may provide or arrange for others to provide the services called for by this Agreement. Manager is hereby expressly authorized to perform its services hereunder in whatever manner it deems reasonably appropriate to meet the day-to-day requirements of IPA operations in accordance with the general standards approved by the governing body of IPA, including, without limitation, performance of some of the business office functions at locations other than the office of IPA. IPA will not act in a manner that would prevent Manager from efficiently managing the day-to-day operations of IPA in a business-like manner.

         3.2 FINANCIAL PLANNING AND GOALS. Manager shall prepare annual capital and operating budgets reflecting in reasonable detail anticipated revenues and expenses and sources and uses of capital for the development and conduct of IPA's activities. Said budget shall be presented to the governing board of IPA at least sixty (60) days prior to the commencement of each fiscal year of IPA. Manager will monitor the performance of Participating Physicians, including certain key physicians, physician organized delivery systems ("PODS") and the overall performance of


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IPA and will make annual recommendations on the bonus distributions to be paid to key physicians from IPA Surplus, as applicable.

         3.3 AUDITS AND STATEMENTS. Manager shall prepare financial statements reflecting the operations of IPA on a monthly basis and PODS performance reports on a quarterly basis or at such other frequency as Manager and IPA mutually determine to be reasonable. If IPA desires an audit of these financial statements, it may obtain such audit as an IPA Expense.

         3.4 ACCESS. Upon reasonable notice to Manager and without disruption to normal business activities, IPA's senior officers, members of IPA's governing body, or agents appointed by either shall have the right during normal business hours to audit, examine, and make copies of books of account maintained by Manager with respect to the provision of Covered Services and Manager's billings and collections on IPA's behalf.

         3.5      NON-MEDICAL MANAGEMENT AND ADMINISTRATIVE SERVICES.

                  (a) IPA hereby appoints Manager as its sole and exclusive manager and administrator of all day-to-day business functions for IPA's risk contract business. IPA agrees that the purpose and intent of this Agreement is to relieve its Participating Physicians and other Providers, to the maximum extent possible, of the administrative, accounting, personnel and business aspects of IPA, with Manager assuming responsibility and being given all necessary authority to perform these functions. Manager's specific responsibilities shall include without limitation: (i) maintaining open communications with IPA, PODS leaders and such other key physicians as identified by IPA; (ii) appraising IPA, PODS leaders and key physicians of central business issues; providing on-site office staff education and training as requested by IPA; (iii) providing staffing and administrative assistance at all IPA board and PODS leadership meetings to transcribe meeting minutes and provide input as appropriate; (iv) assisting IPA in providing prompt review and response to patient or provider grievances, inpatient reviews, ambulatory referral reviews, discharge planning, other administrative functions to support the utilization review process and review and updates of Physician handbooks;
(v) providing actuarial consulting services for purposes of estimating IPA's reserves and incurred but not reported ("IBNR") claims, including physician compensation and capitation budget development; and (vi) such other assistance as agreed to by the parties to support IPA's obligations to Participating Providers as set forth in certain Participation Agreements and IPA's Policies, Rules and Regulations. Manager and IPA agree that only Participating Physicians and Providers will perform the medical functions and provide Medical Services through IPA. Manager will have no authority, directly or indirectly, to perform, and will not perform, any medical function. Manager may, however, advise IPA as to the relationship between its performance of medical functions and the overall administrative and business functioning of IPA. The parties acknowledge and agree that IPA, through its governing body and Participating Physicians and Providers, and not Manager, shall be responsible and liable for and shall have complete authority, supervision, and control over the provision of all Medical Services performed for patients and that all diagnoses, treatments and procedures related to Medical Services shall be provided and performed under the supervision of Physicians or other appropriately licensed professionals, as such professionals, in their sole discretion, deem appropriate.


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                  (b)      Manager shall, on behalf of IPA, bill and collect
professional fees for Medical Services rendered by Participating Physicians of IPA to the extent permitted under the applicable Payor Contract, and bill and collect from managed care organizations for professional fees for Medical Services rendered or to be rendered by Participating Physicians to Beneficiaries which are to be paid for by the managed care organization. IPA hereby appoints Manager for the term hereof to be its true and lawful attorney-in-fact, for the following purposes: (i) to bill managed care organizations in IPA's name and on its behalf; (ii) to collect accounts receivable resulting from such billing in IPA's name and on its behalf; (iii) to receive payments from Payors, including prepayments received from health care plans, Medicare, Medicaid and all other third-party payors or managed care organizations; (iv) to take possession of and endorse in the name of IPA (and/or in the name of an individual physician, such payment intended for purpose of payment of a physician's bill) any notes, checks, money orders, insurance payments and other instruments received in payment of accounts receivable; (v) to determine, based on criteria set by IPA, which claims for payment from Participating Physicians are appropriate and to pay such claims on a prompt basis, including fee for service and capitation payments due Participating Physicians pursuant to the Participation Agreement and to make prompt payment within thirty days of properly submitted "clean" claims presented for payment by any other providers who are to be paid by IPA, and (vi) with IPA's prior written consent, to initiate the institution of legal proceedings in the name of IPA to collect any accounts and monies owed to the IPA, to enforce the rights of IPA as creditors under any contract or in connection with the rendering of any Covered Service, and to contest adjustments and denials by governmental agencies (or their fiscal intermediaries). Manager shall maintain a checking account in its own name for payroll purposes at a bank mutually agreed to by Manager and IPA.

                  (c) Manager shall have procedures augmented in an IPA Board approved banking resolution to permit Manager access to the IPA checking account, which shall be established and maintained at a mutually acceptable bank. In connection with the administration of funds under this Section and throughout the term of this Agreement, IPA hereby grants Manager a special power of attorney and appoints Manager as IPA's true and lawful agent and attorney-in fact, and Manager hereby accepts such special power of attorney and appointment, to deposit appropriate funds into the IPA account and to make withdrawals in accordance with the banking resolution from the IPA account for payments specified in this Agreement and as requested by IPA. Manager shall be obligated to deposit any monies or other assets it receives for any reason on behalf of IPA in the IPA account. Notwithstanding the special power of attorney granted to Manager hereunder, IPA may continue to draw checks on the IPA account. Upon request of Manager or the financial institution wherein the IPA account is maintained, such additional documents or instruments as may be necessary to evidence or effect the special power of attorney shall be granted to Manager by IPA.

                  (d) Manager shall design, supervise and maintain custody of all files and records relating to the operation of IPA in a format suitable for review by outside parties, including but not limited to accounting, billing, contracts and leases, and collection records. IPA shall maintain routine communications with IPA's chief financial officer and/or finance committee and shall assist IPA in preparing reports for IPA's board in advance of each board meeting. Patient


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medical records shall not be maintained by Manager and shall at all times be and remain the property of IPA or its Participating Physicians or Providers and shall be located at clinical facilities where they are readily accessible for patient care. The management of all medical records shall comply with applicable state and federal statutes. Manager shall use its best efforts to preserve the confidentiality of patient medical records and use information contained in such records only for the limited purposes necessary for performing the services set forth herein; provided, however, in no event shall a breach of said confidentiality requirement be deemed a default under this Agreement.

                  (e) Manager shall provide the data necessary for IPA to prepare its annual income tax returns and shall assist IPA in the preparation and filing of such returns. Manager, however, shall have no responsibility for the preparation, filing, or protesting of IPA's federal or state income tax returns or the payment of such income taxes.

         3.6 NETWORK DEVELOPMENT AND PHYSICIAN RECRUITMENT. Manager shall perform administrative services reasonably necessary and appropriate to develop the IPA, such as advertising for and identifying potential candidates for participation in the IPA network and arranging interviews. However, it will be and remain the responsibility of IPA to interview, select, contract with, supervise, compensate, control and terminate all physicians performing Covered Services or other professional services, and Manager shall have no authority whatsoever with respect to such activities.

         3.7 CREDENTIALING. Manager shall assist IPA in implementing its credentialing process, administering the credentialing and recredentialing process implemented by IPA under its own standards or those required by any Payor (including, but not limited to, obtaining information regarding licensure, medical staff participation, insurance coverages and other information relevant to credentialing standards of IPA or the Payors), arranging interviews and reporting the results of the credentialing of each physician to the appropriate committee or to the governing body of IPA; provided, however, that IPA shall interview and make the ultimate decision as to the suitability and compliance with credentialing and recredentialing standards of any physician to become associated with IPA, and IPA shall be responsible for implementing the appropriate credentialing standards and offering or denying a Participation Agreement to a physician.

         3.8 CLAIMS COLLECTION AND PAYMENT. On behalf and for account of IPA, Manager shall establish and maintain credit and billing and collection policies and procedures and shall bill and collect all professional and other fees due from Payors for Covered Services provided by or on behalf of IPA. Manager shall operate the claims collection and payment operations in such manner as to ensure timely and accurate processing and payment of claims consistent with IPA's Participation Agreements and Payor Contracts. Manager shall advise and consult with IPA regarding the fees for Covered Services; however, physician members of the IPA Board shall establish the fees to be charged for Covered Services, and Manager shall have no authority whatsoever with respect to the establishment of such fees. If contracts are negotiated by Manager with a Payor which involve a pass through of physician fees with little or no integration of activities or which put physicians at little risk for the performance of other physicians, then Manager shall comply with all requirements established from time to time by applicable federal or state antitrust enforcement authorities


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regarding the permissible scope of activities of Manager as the agent messenger in establishing and negotiating fees.

         3.9 CASE MANAGEMENT SERVICES. Manager shall provide administrative assistance to IPA in managing the provision of Covered Services to Beneficiaries, including conferring with Participating Physicians regarding compliance with Payor requirements regarding appropriate courses of treatment.

         3.10 UTILIZATION MANAGEMENT, OUTCOMES MEASUREMENT AND QUALITY IMPROVEMENT. Manager shall assist IPA in fulfilling its obligation under any Utilization Management, Outcomes Measurement, or Quality Improvement programs implemented by any Payor or by Manager. Such outcomes measurement and utilization management function shall be carried out in accordance with the requirements of the applicable Payor Contract and may include any requirements or standards adopted by the governing body of IPA.

         3.11 PRE-CERTIFICATION, REFERRAL PRE-CERTIFICATION SERVICES. Manager shall assist IPA in establishing a system for verification of Beneficiary eligibility and shall assist IPA in processing referral requests from Participating Physicians in accordance with the requirements established in the applicable Payor Contract or by the IPA. Manager shall assist the IPA in reviewing each referral, based upon established medical criteria, to ensure that the referral is appropriate under the applicable requirements regarding medical necessity and utilization. Manager shall assist IPA in assuring that referral authorizations are processed, routed to the appropriate specialty care provider, or denied.

         3.12 NEW SERVICES. Manager shall work with IPA to consider from time to time whether it would be in the best interests of IPA for Manager to make additional services available to IPA at its expense. If the parties mutually agree on a new service, Manager shall make a good faith effort to develop or acquire such services for IPA. Manager and IPA will together establish fees for such services, taking into account the costs involved in providing them.

         3.13 COMPLIANCE WITH APPLICABLE LAWS. Manager shall comply with all applicable federal, state and local laws, regulations and restrictions in the conduct of its obligations under this Agreement.


                                   ARTICLE IV
                            MANAGED CARE CONTRACTING

         4.1 DELEGATION OF AUTHORITY TO NEGOTIATE. IPA hereby authorizes Manager and appoints Manager as its attorney-in-fact to negotiate within the parameters set by IPA and to recommend for IPA's execution, Payor Contracts on behalf of IPA, including the details of capitation payment arrangements, in accordance with criteria established from time to time by IPA. The negotiation of fees with respect to any non-risk contracts that might be sought shall be undertaken strictly in compliance with antitrust precautions. All Payor Contracts shall be subject to approval by IPA in accordance with procedures established by the governing body of the IPA.


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         4.2      PAYOR CONTRACT PERFORMANCE. IPA shall provide or arrange for
Participating Physicians and other Providers to provide to Beneficiaries all of the Covered Services under each Payor Contract entered into by Manager on behalf of IPA in accordance with the terms of this Agreement, the Participation Agreements and such Payor Contract. Manager's responsibilities shall include without limitation, payment of provider capitation payments as provided in Participation Agreements and prompt payment of clean claims presented to IPA for payment by other Providers.

         4.3 NEGOTIATION OF TERMS. Based on capitation rates and models, fee schedules, and other information agreed to by IPA, Manager will enter into negotiations with prospective Payors for the provision of Covered Services. If the terms of any proposed Payor Contract differ from the scope of Covered Services or compensation arrangements specified by IPA or its Participating Physicians, Manager will review with the IPA the proposed terms of such contract.

         4.4 ADDITIONAL SERVICES. Manager may provide additional managed care contracting services to IPA in accordance with terms and subject to compensation arrangements agreed to by the parties.


                                   ARTICLE V
                     AGREEMENTS AND RESPONSIBILITIES OF IPA

         5.1 LICENSES. It shall be the duty of IPA to assure that each of IPA's Participating Physicians and other Providers are licensed without restriction in the state in which IPA will arrange for the Covered Services under Payor Contracts and maintain such licensure during the term of this Agreement. IPA shall comply with its established policies and procedures for ensuring its Participating Physicians and other Providers and shall cause its Participating Physicians to comply with all applicable federal, state and local laws, regulations and restrictions in the conduct of its obligations under this Agreement and with all legal requirements relating to the furnishing of Covered Services and other Medical Services to the public and will obtain and maintain, and shall cause each of its Participating Physicians and other Providers to obtain and maintain in effect, all permits, licenses, and governmental or board approvals which may be necessary for that purpose.

         5.2 MEDICAL PRACTICE. It shall be the duty of IPA to assure that each of IPA's Participating Physicians and other Providers render Medical Services in a manner which assures availability, adequacy and continuity of care to Beneficiaries, during and after the term of this Agreement and each applicable Payor Contract. Such Participating Physicians and other Providers are to retain sole control of their medical practices and maintain the physician-patient relationship, both in accordance with the best medical judgment and discretion of the Participating Physicians. The Participating Physicians and other Providers must remain solely responsible for the quality of Medical Services provided, must render such services in accordance with generally accepted medical practice and professionally recognized standards, and must exercise independent medical judgment and have full authority over all Covered Services and all clinical decisions pertaining to the delivery of Covered Services.


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         5.3      UTILIZATION MANAGEMENT, OUTCOMES MEASUREMENT AND QUALITY
IMPROVEMENT. IPA shall adopt and monitor the implementation of Utilization Management, Outcomes Measurement and Quality Improvement Programs designed to monitor and evaluate the quality of Covered Services provided by Participating Physicians and other Providers and to evaluate the professional skills of potential participating providers (including, without limitation, determining whether each such provider may provide Covered Services and the scope and conditions of such privileges) prior to permitting such persons to provide Covered Services. Manager shall provide administrative services to IPA in performing these programs.

         5.4 ACCESS TO BOOKS AND RECORDS. At all times during the term of this Agreement, IPA shall permit Manager to have access to all of IPA's books, records and reports, contracts, agreements, licenses, survey, accreditations and any and all other information reasonably requested by Manager to perform its duties under this Agreement.

         5.5 DELIVERY OF RECEIPTS. In the event IPA receives any funds due IPA pursuant to a Payor Contract, IPA shall immediately deliver such funds to Manager for deposit to the proper IPA bank account and for use on behalf of IPA by Manager.


                                   ARTICLE VI
                         INSURANCE AND INDEMNIFICATION

         6.1     INSURANCE.

                  (a) Participating Physician Insurance Coverage. It shall be the duty of IPA to implement policies and procedures to assure that each Participating Physician and Provider has obtained and continues to maintain throughout the term of this Agreement, at such Physician's or Provider's cost and expense, a policy of general liability insurance with such coverages and with such limits as shall be mutually satisfactory to IPA and Manager. In addition, IPA shall cause each Participating Physician and other Provider to carry professional liability insurance with limits of at least one million dollars ($1,000,000) per occurrence and at least three million dollars ($3,000,000) in the annual aggregate or, if greater, such amounts as are required by the Payor Contracts or such other limits as required by state law. IPA agrees to provide to Manager appropriate certificates or other evidence of such general and professional liability insurance coverages. Through its agreements with Participating Physicians, IPA shall require that for a period of four years after termination of such agreements, any Physician whose professional liability insurance coverage is through a claims made policy shall either purchase tail coverage for such period or else remain in the practice of medicine and be covered by a claims made policy with limits equal to or greater than those set forth above.

                  (b) IPA Insurance. IPA shall purchase managed healthcare professional liability insurance in an amount appropriate to the liability risk assumed by IPA, with limits of at least $1,000,000 per occurrence and $3,000,000 in the annual aggregate.


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                  (c)      Manager Insurance. Manager shall, at its cost,
purchase errors and omissions liability insurance in an amount appropriate to the liability risk assumed by Manager and its Affiliates, with limits of at least $5,000,000 in the annual aggregate.

         6.2 RECORDS. IPA shall maintain records and procedures as may be required to account accurately for all Covered Services and other Medical Services provided pursuant to this Agreement. Such records shall be kept in accordance with generally accepted accounting principles, consistently applied, and recognized standards of professional practice.

         6.3      INDEMNIFICATION.

                  (a) IPA Indemnification. IPA shall indemnify, hold harmless and defend Manager, its officers, directors, employees, agents, successors and assigns, from and against any liability, loss, damage, claim, cause of action, cost or expense, including reasonable attorneys' fees, caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of Covered Services or other Medical Services or any other acts or omissions by IPA or its Participating Physicians or other Providers during the term hereof.

                  (b) Manager Indemnification. Manager shall indemnify, hold harmless and defend IPA, its officers, directors, employees, agents, successors and assigns, from and against any liability, loss, damage, claim, cause of action, cost or expense, including reasonable attorneys' fees, caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of its duties and responsibilities hereunder or other administrative services contemplated herein or any other acts or omissions by Manager or its Subcontractor during the term hereof.


                                  ARTICLE VII
                            COMPENSATION TO MANAGER

         7.1 BASIS OF SERVICE FEE. IPA and Manager mutually recognize and acknowledge that Manager will incur substantial costs on behalf of IPA, defined herein as Manager Expenses, in providing support services, personnel, marketing, management, administration and other items and services at are the subject matter of this Agreement and in connection with the creation and use of systems and administrative programs. IPA and Manager further recognize that certain of such costs and expenses can vary to a considerable degree. Furthermore, IPA and Manager agree that it will be impracticable to ascertain and segregate the exact costs and expenses that will be incurred by Manager from time to time in performance of its obligations under this Agreement. Therefore the parties agree to the following fee arrangement.

         7.2      SERVICES FEES

                  (a) Fixed Component Service Fee. IPA shall pay Manager the at-cost service fees set forth in Exhibit A, which per member per month fees shall vary by character of the Payor Contracts managed (whether commercial, Medicaid or Medicare), the volume of enrollees, and whether hospital full risk funds are also managed. Commencing January 1, 2000, and each January


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

1st thereafter, the fee for commercial beneficiaries shall be increased by the percentage increase, if any, which has occurred in the Consumer Price Index for the Kansas City Metropolitan Service Area during the prior calendar year; provided, however, the fee increase shall not exceed 3% in any one year.

                  (b) Incentive Fee. From time to time the IPA is expected to accumulate an IPA Surplus. When Manager and IPA mutually determine, on a quarterly basis, that sufficient funds are available to met IPA contingencies, including an amount for reasonable reserves, and cash flow needs, Manager may make available to IPA for distribution, fifty percent (50%) of such IPA Surplus and may distribute fifty percent (50%) to itself as the incentive component of its management service fee.

         7.3 IPA EXPENSES. IPA shall be responsible for bearing the cost of the items identified as IPA Expenses, and Manager shall have no liability therefor.

         7.4 MANAGER EXPENSES. Manager shall be responsible for bearing the cost of the items identified as Manager Expenses, and IPA shall have no liability therefor.

         7.5 MANAGEMENT SERVICES SUBCONTRACT BETWEEN MANAGER AND SUBCONTRACTOR. IPA acknowledges that Manager has entered into a separate Subcontract with North American Medical Management -- Kansas City, Inc. ("Subcontractor"), pursuant to which Manager has engaged Subcontractor to perform the management services which Manager has agreed to provide to IPA hereunder.

                                  ARTICLE VIII
                              TERM AND TERMINATION

         8.1 TERM OF AGREEMENT. This Agreement shall commence on the date first set forth above, and shall expire on the tenth (10th) anniversary of such date unless extended or earlier terminated pursuant to the terms hereof.

         8.2 EXTENDED TERM. Unless earlier terminated as provided for in this Agreement, the term of this Agreement shall be extended automatically for additional terms of five (5) years each, unless either party delivers to the other party, not less than six (6) months prior to the expiration of the then current term, written notice of such party's intention not to extend the term of this Agreement.

         8.3 BANKRUPTCY AND INSOLVENCY. This Agreement shall terminate, at the option of the other party, upon the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by a party, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of insolvents by a party, except for the filing of a petition in involuntary bankruptcy against a party with the dismissal thereof within thirty (30) days thereafter.

         8.4 FAILURE OF PERFORMANCE. If Manager substantially fails to perform any material duty or obligation imposed upon it by this Agreement including, but not limited to, those obligations set forth on Exhibit B, and such default shall continue for a period of ninety (90) days after written notice thereof specifying the nature of the default has been given to Manager by IPA, IPA may terminate this Agreement upon sixty (60) days prior written notice and seek relief or any other damages caused by Manager. If IPA substantially fails to perform any material duty or obligation imposed upon it by this Agreement, and such default shall continue for a period of ninety (90) days after written notice thereof specifying the nature of the default has been given to IPA by Manager, Manager may terminate this Agreement upon sixty (60) days prior written notice and seek relief or any other damages caused by IPA.

         8.5 TERMINATION BY AGREEMENT. In the event IPA and Manager shall mutually agree in writing, this Agreement may be terminated on the date specified in such written agreement.

         8.6 EFFECT OF TERMINATION. Upon termination of this Agreement, neither party shall have any further obligations hereunder, except for (i) obligations accruing prior to the effective date of termination, and (ii) obligations, promises or covenants set forth herein that are expressly made to survive termination of this Agreement.


                                   ARTICLE IX
                               GENERAL PROVISIONS

         9.1 NON-SOLICITATION. IPA agrees that for the term of this Agreement or in the event of termination, for a period of three (3) years thereafter, it shall not directly or indirectly hire or solicit, or attempt to hire or solicit, an employee of Manager or its assignees or successors, or request or induce, or attempt to request or induce, a then employee of Manager or its assignees or successors, to terminate his or her employment and accept employment with another entity.

         9.2 OWNERSHIP OF SYSTEMS AND INFORMATION. IPA hereby acknowledges that the management information system to be used by Manager or its assignees in the performance of the obligations hereunder is and shall remain the exclusive property of Manager or its assignees. Other than the medical records, which shall remain at all times the property of the Participating Physicians and any raw data and reports attributable to IPA Beneficiaries, all records, files, memoranda, outcomes data and all information and prepared by Manager or its assignees in the performance of its obligations hereunder, shall be and remain the property of Manager. Upon termination of this Agreement, IPA shall promptly return to Manager or its assignees, all such materials in its possession and shall not thereafter remove or cause removal thereof from the premises of Manager or its assignees.

         9.3 ASSIGNMENT. Manager shall have the right to assign its rights and obligations hereunder to any affiliate of Manager and Manager may contract with other entities in order to meet any and all of its obligations under this Agreement. Manager shall have the right to assign its rights hereunder to any lending institution, for security purposes or as collateral, from which Manager


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

obtains financing. IPA shall not have the right to assign its rights or obligations hereunder without the written consent of Manager which consent will not be unreasonably withheld.

         9.4 WHOLE AGREEMENT; MODIFICATION. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties. There are no other agreements or understandings, written or oral, between the parties regarding this Agreement other than as set forth herein. This Agreement shall not be modified or amended except by a written document executed by both parties to this Agreement, and such written modifications shall be attached hereto.

         9.5 NOTICES. All notices required or permitted by this Agreement shall be in writing and shall be addressed as follows:


TO IPA:                    New Century Health Quality Alliance, Inc.
                           10550 Quivera, Suite 12 D
                           Overland Park, KS 66215
                           Attn: President



TO MANAGER:                Kansas City Physician Management, L.L.C.
                           30 Burton Hills Blvd., Suite 400
                           Nashville, TN 37215
                           Attn: President


WITH A COPY TO:            North American Medical Management, Inc.
                           30 Burton Hills Boulevard
                           Suite 400
                           Nashville, TN 37215
                           Attn: General Counsel

or to such other address as either party shall notify the other in writing.

         9.6 BINDING ON SUCCESSORS. This Agreement shall be binding upon the parties hereto, and their respective successors and assigns, if any. It is not the intention of IPA or Manager that Payors or Beneficiaries shall be third party beneficiaries of the obligations of either party to this Agreement, and no such Payors and Beneficiaries shall have the right to enforce any such obligations.

         9.7 WAIVER OF PROVISIONS. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other terms and conditions hereof.

         9.8 GOVERNING LAW. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee. The parties acknowledge that Manager is not authorized or qualified to engage in any activity which may be construed or deemed to constitute the practice of medicine. To the extent any act or service required of Manager in this Agreement should be construed or deemed, by any governmental authority, agency or court to constitute the practice of medicine, the performance of said act or service by Manager shall be deemed waived and forever unenforceable.

         9.9 SEVERABILITY. The provisions of this Agreement shall be deemed severable, and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be effective and binding upon the parties provided that the substance of the economic relationship created by this Agreement remains materially unchanged.

         9.10 ADDITIONAL DOCUMENTS. Each of the parties hereto agrees to execute any document or documents that may be requested from time to time by the other party to implement or complete such party's obligations pursuant to this Agreement.

         9.11 ATTORNEYS' FEES. If legal action is commenced by either party to enforce or defend its rights under this Agreement, the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys' fees in addition to any other relief granted.

         9.12 CONFIDENTIALITY. Except for disclosure to its attorneys, bankers, underwriters or lenders, or as necessary or desirable for the conduct of business, including negotiations with acquisition candidates, neither party hereto shall disseminate or release to any third party or use for the benefit of any person or entity, any information regarding any provision of this Agreement, or any financial information regarding the other (past, present or future) that was obtained by the other in the course of the negotiations of this Agreement or in the course of the performance of this Agreement without the other party's written approval. Provided, however, the foregoing shall not apply to information which (i) is generally available to the public other than as a result of a breach of confidentiality provisions; (ii) becomes available on a non-confidential basis from a source other than the other party or its affiliates or agents, which source was not itself bound by a confidentiality agreement, or (iii) which is required to be disclosed by law or pursuant to court order.

         9.13 CONTRACT MODIFICATIONS FOR PROSPECTIVE LEGAL EVENTS. In the event that any state or federal laws or regulations, now existing or enacted or promulgated after the effective date of this Agreement, are interpreted by judicial decision, a regulatory agency, or legal counsel expert in such matters in a manner that indicates that the structure of this Agreement may be in violation of such laws or regulations, IPA and Manager shall amend this Agreement as necessary to assure compliance with legal requirements. To the maximum extent possible, any such amendment shall preserve the underlying economic and financial arrangements between IPA and Manager.

         9.14 REMEDIES CUMULATIVE. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

         9.15 COMMUNICATIONS. IPA and Manager agree that good communication between the parties is essential to the successful performance of this Agreement, and each pledges to


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communicate fully and clearly with the other and to cooperate in the provision of the services to be provided hereunder. Further, the parties hereto agree to deal with each other in good faith.

         9.16 INDEPENDENT RELATIONSHIP. It is mutually understood and agreed that IPA and Manager, in performing their respective duties and obligations under this Agreement, are at all times acting and performing as independent contractors with respect to each other, and nothing in this Agreement is intended and nothing shall be construed to create an employer/employee, partnership or joint venture relationship, or to allow Manager to exercise control or direction over the manner or method by which the Participating Physicians perform Covered Services or other professional health care services. Manager shall be the agent of IPA solely to perform Manager's obligations set forth in this Agreement that are related to the management of IPA's business and not with respect to provision of Covered Services.

         9.17 EVENTS EXCUSING PERFORMANCE. Manager and IPA shall not be liable to the other party for failure to perform any of the services required herein in the event of strikes, lock-outs, calamities or acts of God for so long as such events continue, and for a reasonable period of time thereafter.

         IN WITNESS WHEREOF, this Agreement is entered into and executed as of the date first written above.


                        NEW CENTURY HEALTH QUALITY ALLIANCE, INC.


                        By: /s/
                           -------------------------------------------


                           -------------------------------------------
                                          Printed Name

                        Title:  Chairman
                              ----------------------------------------



                        KANSAS CITY PHYSICIAN MANAGEMENT, L.L.C.


                        By: /s/
                           -------------------------------------------


                           -------------------------------------------
                                           Printed Name

                        Title:
                              ----------------------------------------


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